Exhibit 10.2

NINTH AMENDMENT TO OPTION AGREEMENT

THIS NINTH AMENDMENT TO OPTION AGREEMENT (the “Amendment”) is made as of the 11th day of July, 2008 by and between Enterprise Bank and Trust Company (“Enterprise”) and Michael T. Putziger (“Putziger”).

W I T N E S S E T H:

WHEREAS, Putziger and Enterprise are parties to that certain Option Agreement dated as of December 31, 2002, as amended by (i) that certain Amendment to Option Agreement dated as of December 30, 2005, (ii) that certain Second Amendment to Option Agreement dated as of February 15, 2006, (iii) that certain Third Amendment to Option Agreement dated as of March 28, 2006, (iv) that certain Fourth Amendment to Option Agreement dated as of April 28, 2006, (v) that certain Fifth Amendment to Option Agreement dated as of June 28, 2006, (vi) that certain Sixth Amendment to Option Agreement dated as of December 22, 2006, (vii) that certain Seventh Amendment to Option Agreement dated as of March 30, 2007 and (viii) that certain Eighth Amendment to Option Agreement dated as of March 30, 2008 pursuant to which Putziger granted Enterprise an option to assume Putziger’s rights and obligations pursuant to an Assignment and Assumption Agreement dated as of December 31, 2002 between Putziger and George L. Duncan (“Duncan”) relating to interests in Old City Hall Limited Partnership (the portions of such Option dealing with interests in Merrimack Street Associates having been terminated by that certain Termination Agreement dated as of September 28, 2007 between Putziger and Enterprise) (such Option Agreement, as so amended, and as it relates to interests in Old City Hall Limited Partnership, the “Option Agreement”); and

WHEREAS, Putziger and Enterprise desire to extend the period of time within which the option granted to Enterprise under the Option Agreement with respect to interests in Old City Hall Limited Partnership can be exercised as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, Putziger and Enterprise agree as follows:

1.             Section 1 of the Option Agreement is hereby deleted in its entirety and the following is substituted therefor:

Enterprise or, in its sole discretion, any affiliate thereof, may execute the option granted hereunder relating to OCH at any time after the date hereof and on or before December 31, 2008; provided, however, that Enterprise must give Putziger notice in writing at least 20 days prior to its exercising such option to acquire said rights and obligations.  Upon OCH notifying Enterprise of its intention to accept a bonafide third party offer to sell the

OCH related property, Enterprise will be entitled to execute the option expressed herein without fulfilling the 20 day notice otherwise required.

2.             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.  Telefacsimile transmissions of any executed counterpart of this Termination and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of either party hereto, the other party shall confirm telefacsimile transmission by executing duplicate original documents and delivering the same to the requesting party.

IN WITNESS WHEREOF, Putziger and Enterprise have caused this Amendment to be duly executed as of the day and year first mentioned above.

ENTERPRISE BANK AND TRUST
COMPANY

/s/ Michael T. Putziger	By:	/s/ John P. Clancy, Jr.
Michael T. Putziger		Name: John P. Clancy, Jr.
Title: Chief Executive Officer